SETTLEMENT AND RELEASE AGREEMENT

ALLIED CORP., a Nevada corporation, Plaintiff, v. MALCOLM DAVIDSON, an individual, ANTHONY ZELEN, an individual, and DAVID WEINKAUF, an individual, Defendants, and TACTICAL RELIEF, LLC, a Delaware limited liability company, Nominal Party.	**CASE NO.**: **DEPT. NO.**: IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE 1. C.A. 2020-0321 – PAF
ALLIED CORP., a Nevada corporation, and AM (ADVANCED MICRO) BIOSCIENCES, INC., an ALLIED CORP., a Nevada corporation, and AM (ADVANCED MICRO) BIOSCIENCES, INC., a British Columbian corporation, Plaintiffs, vs. MALCOLM DAVIDSON, an individual, ANTHONY ZELEN, an individual, and DAVID WEINKAUF, an individual, Defendants.	DISTRICT COURT OF CLARK COUNTY NEVADA A-20-815610-B

PREAMBLE

This settlement and release agreement ("Agreement"), consisting of eight (8) pages, is entered into by DAVID WEINKAUF ("hereinafter referred to as "WEINKAUF"), on the one hand, and ALLIED CORP. ("Allied"), AM (Advanced Micro) Biosciences, Inc. ("AM Biosciences") and Tactical Relief, LLC ("Tactical Relief," and together with Allied and AM Biosciences, ("Plaintiffs") , on the other hand, individually "Party" and collectively referred to as, "Parties"),

WHEREAS, On or about April 30, 2020 Plaintiffs filed that certain matter *ALLIED CORP., a Nevada corporation, Plaintiff, v. MALCOLM DAVIDSON, an individual, ANTHONY ZELEN, an individual, and DAVID WEINKAUF, an individual, Defendants, and TACTICAL RELIEF, LLC, a Delaware limited liability company, Nominal Party*, filed in the Delaware Chancery Court as Case No. 2020-0321 – PAF (the "Delaware Action"); and

WHEREAS, On or about May 28, 2020 Plaintiffs filed that certain matter *ALLIED CORP., a Nevada corporation, and AM (ADVANCED MICRO) BIOSCIENCES, INC., a ALLIED CORP., a Nevada corporation, and AM (ADVANCED MICRO) BIOSCIENCES, INC., a British Columbian corporation, Plaintiffs, vs. MALCOLM DAVIDSON, an individual, ANTHONY ZELEN, an individual, and DAVID WEINKAUF, an individual, Defendants* filed on May 28, 2020 in the District Court of Clark County Nevada as Case No. A-20-815610-B (The "Nevada Action"), and collectively with the Delaware action the "CLAIMS"); and

WHEREAS, In December 2018, AM Biosciences issued 5,000,000 shares of its common stock to Weinkauf as an investment at $0.0001 cents per share. These were converted to 4,311,585 shares (the "SECFAC Shares") of SECFAC Exchange Corp. ("SECFAC") at the time of the acquisition of AM Biosciences by Allied Corp;. and

WHEREAS, In March 2019, Mr. Calum Hughes and Weinkauf entered into an agreement for the sale of 6,250,000 shares of common stock of AM Biosciences to be sold to Mr. Weinkauf from Mr. Calum Hughes for $0.0001 cents each per share (the "Repudiated Shares"). These were issued back to Calum Hughes after the non-payment and issuance of a letter of acceptance of repudiation in April 2020. (the "Repudiation Letter"); and

WHEREAS, The purpose of this Agreement is to fully and finally settle and resolve all claims between the Parties, through the date of this Agreement ("Settled Period"), including all claims that were asserted, or that could have been asserted, in the CLAIMS, and concomitant provisions of state law enacted in compliance therewith.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein and other good and valuable consideration, and to avoid further unnecessary litigation, the Parties hereto agree as follows:

AGREEMENT

1. *Actions of this Agreement*. This Agreement and compliance with this Agreement shall not be construed as an admission by either Plaintiffs or Weinkauf of any liability whatsoever, or as an admission of any violation of the rights of either party or any person, violation of any order, law, statute, duty, or contract whatsoever against either party or any person. Plaintiffs and Weinkauf specifically disclaim any liability to the other party or any other person for any alleged violation of the rights of either party or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of Plaintiffs and Weinkauf.

2. *Consideration payable by Allied.* Allied shall pay to Dentons Canada LLP in trust for Weinkauf ("Dentons") the amount of USD$60,000 (Sixty Thousand Dollars Even) as a flat fee settlement cash portion (the "Settlement Fees"), payable on or before the three installments as follows:

a. The first installment of $30,000.00 USD (the "First Installment") is to be paid on or before the following three installments as follows;

b. The second installment of $20,000 USD (the "Second Installment") is to be paid on or before November 30, 2020; and

c. The third installment of $10,000USD (the "Third Installment") is to be paid on or before December 30, 2020.

In the event that Allied or any of its subsidiaries closes any equity or debt financing transaction for a net amount exceeding $500,000 (a "Financing Transaction") before October 31, 2020, then the Settlement Fees or the remaining balance of the Settlement Fees, as it may be, will become immediately due and payable at the close of the Financing Transaction.

3. *Obligations of Weinkauf*. Immediately upon execution of this Agreement Weinkauf agrees as follows:

a. Weinkauf shall execute and deliver, with an appropriate medallion guaranty, the Stock Power attached hereto as Exhibit A (the "Stock Power"), which provides that 4,061,585 of the SECFAC Shares shall be immediately cancelled and returned to treasury. Weinkauf shall retain 250,000 SECFAC Shares (the "Retained Shares"). Until October 31, 2022 Weinkauf shall not sell, transfer, assign, convey, donate, pledge, encumber, alienate, or in any way dispose of (collectively "Sell") any of the Retained Shares or any portion, right or interest therein. Any purported or attempted transfer or assignment, whether voluntary or involuntary, of any Retained Shares in violation of this Agreement shall be void and of no legal force or effect. Beginning on November 1, 2022 Weinkauf shall be permitted to Sell that number of Retained Shares held by Weinkauf equal to 1,000 shares per trading day. Such limit shall be per day only and shall not accumulate.

b. Weinkauf hereby acknowledges, accepts and agrees to the terms and provisions set forth in the Repudiation Letter attached as Exhibit B. Weinkauf agrees that there is no current nor future claim, argument nor dispute regarding anyone involved with this acceptance of the Repudiation Letter. In that regard, Weinkauf shall execute and deliver to Plaintiffs that certain Stock Power attached as Exhibit B hereto, together with appropriate medallion guaranteed signatures.

c. Weinkauf hereby irrevocably transfers, quitclaims, and conveys to Allied Corp., AM Biosciences, Inc., Tactical Relief, LLC, or any of Allied Corp's subsidiaries as their interests may appear, all right, title, and interest Weinkauf may have or may hereafter acquire in all assets, including without limitation all patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, and all other intellectual property rights of every nature whatsoever (the "Intellectual Property"), regardless where the assets or Intellectual Property are situated, to the extent such assets and Intellectual Property relate in any way to the proprietary or business interests of Allied Corp., AM Biosciences, Inc., Equilibrium Bio, Tactical Relief, LLC or any other corporations that are subsidiaries of Allied Corp. Weinkauf hereby agrees to execute all additional documents as may be necessary or proper to fully and finally transfer all such assets and Intellectual Property to Allied Corp., AM Biosciences, Inc., and Tactical Relief, LLC, as their interests may appear.

4. *Dismissal of Delaware Action and Nevada Action*. Within three (3) business days after payment of the Third Installment, delivery of the SECFAC Shares and the Stock Powers, Plaintiffs shall file a dismissal with prejudice of the Delaware Action and the Nevada Action, as to all claims and causes of action as it relates to Weinkauf only, unless settlement agreements requiring additional dismissals have been reached with other defendants in those actions.

5. *General Release of Weinkauf.* Upon delivery of the SECFAC Shares and the Stock Powers, Plaintiffs as well as any of their affiliates, predecessors, successors and assigns (the "Plaintiff Releasing Parties") hereby releases and discharges Weinkauf, any of his affiliates, predecessors, successors and assigns, and each and all of his present and former agents, officers, directors, attorneys, and employees (the "Weinkauf Released Parties"), from and against any and all presently existing claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which Plaintiffs may have or claim to have against any of the Weinkauf Released Parties. This release of claims and defenses shall not alter the prospective duties between the parties under this Agreement. Plaintiffs acknowledge and agree that this general release applies to all claims that Plaintiffs may have against any of the Weinkauf Released Parties, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to any person or property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent.

6. *General Release of Plaintiffs*. Weinkauf as well as any of his affiliates, predecessors, successors and assigns (the "Weinkauf Releasing Parties") hereby releases and discharges Plaintiffs, any of their affiliates, divisions, predecessors, successors and assigns, and each and all of their present and former agents, officers, directors, attorneys, and employees (the "Plaintiff Released Parties"), from and against any and all presently existing claims, agreements, contracts, covenants, representations, obligations, losses, liabilities, demands and causes of action which any of the Weinkauf Releasing Parties may have or claim to have against any of the Plaintiff Released Parties. This release of claims and defenses shall not alter the prospective duties between the parties under this Agreement. Each member of the Weinkauf Releasing Parties acknowledges and agrees that this general release applies to all claims that such party may have against any of the Plaintiff Released Parties, including, but not limited to, causes of action, injuries, damages, claims for costs or losses to any person or property, real or personal, whether those injuries, damages, or losses are known or unknown, foreseen or unforeseen, or patent or latent.

7. *Assignment of Claims; Indemnification.* The parties represents and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the rights or claims released as set forth in this Agreement. Each of the parties agrees to indemnify and hold harmless the other against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on or arising out of an assignment or claim of an assignment, past, present, or future.

8. *No Adverse Actions*. The Parties agree that they will not directly or indirectly (1) make any disparaging remarks of any kind (either orally, in writing, electronically, or by other means) about the other to any third party; (2) send any communications to any third parties discussing in any way the business practices or conduct of any other Party; or (3) cause the publication,

broadcast, or dissemination in any media of any statements concerning any conduct of the other which occurred prior to the execution of this Agreement.

9. *Confidentiality*. Weinkauf will not at any time or in any manner, either directly or indirectly, use for the personal benefit, or benefit of others, or divulge, disclose, communicate in any manner or use to the detriment of Plaintiffs, any proprietary or confidential information or trade secrets of Plaintiffs including, without limitation, any of Plaintiffs' intellectual property rights, personnel information, customer lists, pricing information or other proprietary or confidential data. Weinkauf will protect such information and treat it as strictly confidential. All information or data of any type, whether created, sent or received by Weinkauf on any computer, e-mail system or other electronic medium which relates to any of the Plaintiffs is solely and exclusively the property of the Plaintiffs. Weinkauf shall have no ownership or other rights or any expectation of privacy with respect to any such material or content.

10. *Non-Solicitation and Non-Compete*. Weinkauf agrees that he will not through October 31, 2021 for any reason, directly or indirectly, on his own behalf or on behalf of any other person or entity, without the express written permission of Allied: (a) solicit or attempt to solicit any employee including without limitation Adam Smith, Tim Levy or Santiago Ribero, or representative of any of the Plaintiffs to terminate or modify his or her relationship with such Plaintiff or to work for or provides services to another person or entity; or (b) except for the partners or relationships that the Defendant brought to the company from previous working relationship, the Defendant shall not solicit or attempt to solicit, any client, vendor, service provider or other significant business relation of any of the Plaintiffs (each a "Business Relation"), about whom he learned or with whom he came into contact during his engagement with any of the Plaintiffs on behalf of any entity or with respect to any service or products which is or may be competitive with any of the Plaintiffs or its services or products. In addition to this, Allied acknowledges and approves of Weinkauf working with Serrano Martinez, Pharma Hemp/Laurel Crest, or Haifa University if the outcome of working with these groups does not bring a direct competitive product to market that mirrors or directly competes with Allied's product offering.

11. *Costs*. The parties shall bear their own attorneys' fees and costs associated with the Delaware Action, the Nevada Action, and with respect to this Agreement.

12. *Other Actions*. The Parties each represent and warrant that, with the exception of the actions referenced above, none of the Parties has filed any complaints, claims, or actions against the other with any state, federal, local, or foreign agency or court and that neither party will do so at any time hereafter on the basis of any act, omission, or occurrence occurring on or prior to the date this Agreement becomes fully executed by the Parties. The Parties further agree that, if any agency or court assumes jurisdiction of any complaint, claim, or action against a Party on behalf of another Party, the Party on behalf of which the complaint, claim or action is assumed will direct the agency or court to withdraw from or dismiss with prejudice the matter.

13. *Representations*. Each Party acknowledges, warrants and represents that:

a. Each Party has voluntarily executed this Agreement, without any duress or undue influence being imposed upon each such Party;

b. Each Party has read this Agreement;

c. Each Party was represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or had the opportunity to retain legal counsel;

d. The Agreement has been fully explained to them by their respective legal counsel;

e. Each Party understands the terms and consequences of this Agreement and of the releases set forth herein;

f. Each Party is fully aware of the legal and binding effect of this Agreement, and signs the same of their own free will; and

g. Each Party who is a signatory hereto is of competent and sound mind.

The Parties hereto represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any other representation or statement made by any of the Parties or by any of the Parties' agents, attorneys, or representatives, or by any third party with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

14. *Successors and Assigns*. This Agreement shall be binding upon the Parties and their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.

15. *Clauses*. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

16. *Governing Law*. The Parties acknowledge and agree that this Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the Province of the British Columbia, and Kelowna, Canada shall be the proper venue for, any disputes arising out of this Agreement.

17. *Entire Agreement*. This Agreement sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter hereof.

18. *Interpretation*. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties.

19. *Specific Performance, Attorneys Fees*. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any Party, that Party shall have the right to seek specific performance of that term and/or any other necessary and proper relief,

including but not limited to damages, and the prevailing party in any action based on an alleged breach of this Agreement shall be entitled to recover its reasonable costs and attorneys' fees.

20. *Notices*. Any notice between the Parties shall be deemed served upon delivery by registered mail, return receipt requested, addressed as follows:

If to the Plaintiffs:

Allied Corp.
1405 St. Paul St., Suite 201
Kelowna, BC Canada V1Y 9N2

Copy to:

Cutler Law Group P.C.
6575 West Loop South, Suite 500
Bellaire, TX 77401
Attn: M. Richard Cutler

If to Weinkauf:

David Weinkauf
davidweinkauf@me.com

22. *Amendment*. This Agreement may be amended or otherwise altered only by mutual agreement, in writing, and signed by the party against whom enforcement is sought.

23. *Counterparts*. This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Mutual Settlement Agreement and Release of all Claims upon the date first set forth above.

ALLIED CORP.

DocuSigned by:
Calum Hughes 9/21/2020
By: 1EF63BB81EED452...
Calum Hughes, Chief Executive Officer

AM (ADVANCED MICRO) BIOSCIENCES, INC.

DocuSigned by:
Calum Hughes 9/21/2020
By: 1EF63BB81EED452...
Calum Hughes, Chief Executive Officer

TACTICAL RELIEF LLC

DocuSigned by:
Calum Hughes 9/21/2020
By: 1EF63BB81EED452...
Calum Hughes, Chief Executive Officer

DAVID WEINKAUF

DocuSigned by:
9/18/2020
B02208C2C2CF452...
David Weinkauf

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Allied Corp. for immediate cancellation and return to treasury a total of four million sixty-one thousand five hundred eighty-five (4,061,585) shares of Common Stock of SECFAC Exchange Corp. in the name of David Weinkauf.

IN WITNESS HEREOF, the party below has executed this Irrevocable Stock Power as of the date indicated by his signature below.

David Weinkauf

DocuSigned by:
B02208C2C2CF452...

By: ______________________________

Name: David Weinkauf

Dated: September ___, 2020 9/18/2020

____

Medallion Guaranty

EXHIBIT A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby agree to the letter of acceptance of repudiation sent to Mr. Weinkauf in April 2020. Mr. Weinkauf accepts the cancellation of the share purchase agreement between Mr. Weinkauf and Calum Hughes. This letter transfers the 6,250,000 shares in AM (Advanced Micro) Biosciences Inc. contemplated in the share purchase agreement back to Calum Hughes as it did not complete.

IN WITNESS HEREOF, the party below has executed this Irrevocable Stock Power as of the date indicated by his signature below.

David Weinkauf

DocuSigned by:

By: ____B02208C2C2CF452...____

Name: David Weinkauf

Dated: September ___, 2020 9/18/2020

____

Medallion Guaranty

EXHIBIT B